Exhibit 10.1

EQUIFAX INC.

CHANGE IN CONTROL SEVERANCE PLAN

Effective February 5, 2019

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ARTICLE THREE ELIGIBILITY AND PARTICIPATION		7

3.01	Eligibility	7
3.02	Exclusive Benefits	7
3.03	End of Participation	7

ARTICLE FOUR SEVERANCE BENEFITS		8

4.01	Release Requirement	8
4.02	CIC Qualifying Termination	8
4.03	Section 409A.	9
4.04	Enforcement Costs	11
4.05	Code Section 280G.	11
4.06	Recoupment or Recovery of Severance Benefits	12

ARTICLE FIVE AMENDMENT AND TERMINATION		12

ARTICLE SIX MISCELLANEOUS		13

6.01	Participant Rights	13
6.02	Administrator Authority.	13
6.03	Claims and Appeals Procedure.	14
6.04	Reliance on Tables and Reports	15
6.05	Expenses	15
6.06	Arbitration of Disputes.	15
6.07	Successors.	16
6.08	Construction	17
6.09	References to Other Plans and Programs	17
6.10	Notices	17
6.11	Service of Legal Process	17
6.12	Plan Year	17
6.13	No Duty to Mitigate	17
6.14	Withholding of Taxes	17
6.15	Governing Law	18
6.16	Validity/Severability	18
6.17	Miscellaneous	18
6.18	Source of Payments	18
6.19	Survival of Provisions	18

Exhibits		A-1

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ARTICLE ONE

FOREWORD

1.01 Purpose of the Plan. The Corporation considers it essential and in the best interests of its shareholders – (i) to provide appropriate protection that facilitates executives acting in the interest of shareholders in the event of a possible or actual change in control of the Corporation; (ii) to provide for the alignment of the Corporation’s new change in control severance arrangements with current market practice under a consistent framework; and (iii) to protect the Corporation’s confidential information, trade secrets and customer relationships. Accordingly, pursuant to the terms of this Plan, effective February 5, 2019, the Corporation will provide Severance Benefits to an eligible executive in the event of a CIC Qualifying Termination of the eligible executive’s employment. No benefits will be provided pursuant to this Plan except upon the occurrence of a CIC Qualifying Termination. The meaning of capitalized terms used throughout the Plan is determined under Article Two, except as they are otherwise defined in the Plan. Severance Benefits are subject to “clawback” to the extent provided in Section 4.06, and no provision of this Plan shall exempt any Severance Benefits from “clawback”.

1.02 Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives for purposes of ERISA, so that it is subject only to the administration and enforcement provisions of ERISA.

ARTICLE TWO

DEFINITIONS

Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

2.01 “Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999, as selected by the Corporation prior to a Change in Control.

2.02 “Accrued Obligations” means a lump sum payment of accrued and unpaid Base Salary, any annual bonus award earned by Participant for a fiscal year of the Corporation that ended prior to Participant’s date of termination that has not yet been paid, unused vacation or paid time off, and other accrued benefits through the date of termination, paid on the same basis as paid upon any voluntary termination of employment.

2.03 “Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to officers and employees of the Corporation.

2.04 “Annual Incentive Plan” means, with respect to a Participant, the Corporation’s annual incentive plan in which the Participant participates at the time of the Participant’s CIC Qualifying Termination.

2.05 “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s CIC Qualifying Termination.

2.06 “Board” means the Board of Directors of the Corporation.

2.07 “Cause” means the following with respect to a Participant:

(a) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude;

(b) willful misconduct that is materially injurious to the Corporation or any of its Subsidiaries (whether financially, reputationally or otherwise);

(c) willful and continued failure of a Participant to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Committee of such failure, provided that the Participant shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible);

(d) gross negligence in managing the material risks of the Corporation or its Subsidiaries;

(e) material breach of this Agreement or of the Restrictive Covenants after receipt of written notice from the Committee of such breach, provided that the Participant shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or

(f) material violations of law or the Corporation’s code of conduct or insider trading policy, any of which results in material financial or reputational harm to the Corporation.

2.08 “Change in Control” means the occurrence of any of the following events:

(a) any Person (other than (i) the Corporation or its Subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock in the Corporation (any of (i) – (iv), “Excluded Persons”) or (v) unless otherwise determined by the Board or the Committee, a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: (i) individuals who, on the Effective Date, constituted the Board of Directors; and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Corporation (or any direct or indirect Subsidiary of the Corporation) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Corporation at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or

(c) upon the consummation of a merger, consolidation or share exchange of the Corporation with any other corporation or the issuance of voting securities of the Corporation in connection with a merger, consolidation or share exchange of the Corporation (or any direct or indirect Subsidiary of the Corporation) pursuant to applicable stock exchange requirements, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Corporation outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66-2/3% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or

(d) the shareholders of the Corporation approve of a plan of complete liquidation or dissolution of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Corporation” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Corporation immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Corporation, an entity that owns all or substantially all of the assets or voting securities of the Corporation immediately following such transaction or series of transactions.

For purposes of this Section 2.08, “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, and “Stock” means the Common Stock of the Corporation, par value $1.25 per share.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment of an amount subject to Section 409A (and not otherwise exempt from Section 409A) to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Corporation’s assets” within the meaning of Code Section 409A. Other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.

2.09 “Chief Executive Officer” means the Chief Executive Officer of the Corporation.

2.10 “Chief Human Resources Officer” means the most senior human resources executive.

2.11 “CIC Period” means the time period commencing on the date of the signing of a definitive agreement to effectuate a Change in Control (but not more than six months prior to the effective date of a Change in Control) and ending on the second anniversary of the effective date of the Change in Control.

2.12 “CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service within the CIC Period (i) initiated by the Employer without Cause other than due to Disability or death, or (ii) initiated by the Participant for Good Reason.

2.13 “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.14 “Committee” means the Compensation, Human Resources and Management Succession Committee of the Board.

2.15 “Corporation” means Equifax Inc., a Georgia corporation, or its successor or assignee.

2.16 “Director” means a member of the Board.

2.17 “Disability” shall mean, with respect to a Participant, the date on which the insurer or administrator under the Employer’s program of long-term disability insurance determines that the Participant is eligible to commence benefits under such insurance.

2.18 “Effective Date” means the date on which this Plan is effective, February 5, 2019.

2.19 “Employer” means the Corporation and each Subsidiary.

2.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.22 “Excise Tax” shall mean, collectively (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Code Section 280G, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).

2.23 “Good Reason” means the occurrence of any of the following events without the Participant’s consent:

(a) a material adverse change in the Participant’s duties, authority, or responsibilities;

(b) a material reduction in Participant’s Base Salary (which for purposes of the Plan shall mean a reduction of 10% or more) or the target percentage of Base Salary under the Annual Incentive Plan;

(c) a material reduction in the value of the Participant’s annual equity or long term incentive award opportunity;

(d) a relocation of Participant’s primary work location of more than 35 miles;

(e) the material breach by the Corporation of the terms of the Plan;

provided that, within 90 days following the first occurrence of any of the events set forth in this Section 2.23 the Participant (i) delivers written notice to the Corporation of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Participant’s right to terminate employment for Good Reason, (ii) provides the Corporation with at least 30 days to cure the circumstances and, (iii) if the Corporation is not successful in curing the circumstances, Participant terminates employment within 60 days of Corporation’s failure to cure such circumstances.

2.24 “Notification Letter” means a letter notifying an executive of his or her eligibility for participation in the Plan that meets the requirements of the following sentence. An offer-of-employment or promotion letter or other letter from the Employer shall constitute a “Notification Letter” if it requires the executive to sign and return the letter – (i) to agree to the terms and conditions of the Plan; (ii) to agree to the Restrictive Covenants; and (iii) if there is any pre-existing right to severance benefits (or similar benefits) in connection with a Change in Control from the Employer, to waive all such benefits in favor of benefits under this Plan.

2.25 “Notice of Termination” means a written notice of termination of employment for Cause or Disability given by the Employer to a Participant in the manner specified in Section 6.10, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.

2.26 “Participant” means each individual who has become a Participant pursuant to Section 3.01, and who has not ceased to be a Participant under Section 3.03.

2.27 “Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.

2.28 “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.

2.29 “Plan” means this Equifax Inc. Change in Control Severance Plan, as set forth herein and as it may be amended from time to time, or any successor plan, program or arrangement thereto.

2.30 “Release” means an agreement in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s obligation to observe the terms of the Restrictive Covenants. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, which shall be substantially similar to the form of Release attached hereto as Exhibit A.

2.31 “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.

2.32 “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.

2.33 “Restrictive Covenants” means, with respect to a Participant, the restrictive covenants set forth in Exhibit B attached hereto and made a part of this Plan.

2.34 “Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.

2.35 “Separation from Service” means “separation from service” from the Employer and all Subsidiaries as described under Section 409A(a)(2)(A)(i). A Participant who is both an employee and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership.

2.36 “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.

2.37 “Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.

2.38 “Target Bonus” means, with respect to a Participant, the Participant’s target annual cash incentive under the Annual Incentive Plan for the performance period containing the date of the Participant’s CIC Qualifying Termination.

2.39 “Tier Level Multiplier” means the multiple of Base Salary and Target Bonus payable under Section 4.02 that is established by the Committee for a Participant. Participants shall be placed at a level of 1X, 2X or 3X by the Committee.

ARTICLE THREE

ELIGIBILITY AND PARTICIPATION

3.01 Eligibility. The Committee may select senior executives of the Corporation as Participants from time to time and designate the Participant’s Tier Level Multiplier. The Chief Human Resources Officer or Chief Executive Officer will provide notice on behalf of the Administrator to each such executive of his or her selection for Plan participation by means of a Notification Letter in the manner provided by Sections 2.24 and 6.10. Each such executive will become a Participant on the date the executive signs and properly returns the Notification Letter. The Chief Human Resources Officer or Chief Executive Officer may provide an Appendix to this Plan to indicate the executives eligible to participate from time to time (or to reflect the removal of executives as Participants in a manner consistent with the terms of the Plan).

3.02 Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer under the circumstances covered by this Plan. A Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall constitute a waiver by such Participant of all other rights to severance benefits (or any similar separation benefits) in connection with a Change in Control that the Participant may have or claim with respect to the Employer (specifically including, but not limited to, the Equifax Inc. Severance Plan).

3.03 End of Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by a CIC Qualifying Termination. Except as provided in this and the next sentence, the Committee may discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the CIC Period. In the event that an individual incurs a CIC Qualifying Termination while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such CIC Qualifying Termination have been paid or provided.

ARTICLE FOUR

SEVERANCE BENEFITS

4.01 Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service, the Corporation shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in Section 4.02, the Participant must execute and deliver the Release to the Corporation within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must be in material compliance with the Restrictive Covenants set forth in this Plan. In the event the Participant materially breaches one or more of such Restrictive Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Corporation the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.

4.02 CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the Corporation shall pay or provide to the Participant the Accrued Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above, provided that, if a Participant’s Separation from Service occurs prior to the effective date of the Change in Control, the payments set forth in this Section 4.02 shall be made within sixty (60) days following the effective date of the Change in Control.

(a) Severance Pay. The Corporation shall pay to the Participant an amount equal to the Participant’s Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

(b) Pro-Rata Target Bonus for Year of Termination. The Corporation shall pay to the Participant a lump sum cash payment equal to the amount of the target annual cash incentive payment to which the Participant was entitled under the Annual Incentive Plan for the performance period that includes the Participant’s date of termination, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

(c) COBRA Pay. The Corporation shall pay to the Participant an amount equal to twenty-four (24) times the monthly COBRA charge in effect on the date of the Participant’s Separation from Service for the type of Employer-provided group health plan coverage in effect for the Participant and his or her dependents (e.g., employee only, family coverage) on the date of the Participant’s Separation from Service and will permit Participant to elect to be covered by the Employer’s group health plan for such 24-month period or the lesser period permitted by the Company’s general benefits plans and applicable law (which period will run concurrently with any eligibility for COBRA coverage and assumes the Participant timely elects such COBRA coverage). This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

(d) Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding to the Participant shall be treated as specified by the terms of the applicable equity or long-term incentive compensation plan under which the grant or award was made and the applicable award agreement.

(e) Supplemental Retirement Plan for Executives of Equifax Inc. (SERP). The Participant’s Accrued Benefit under the SERP shall become fully vested and nonforfeitable and payable in accordance with the terms of the SERP.

(f) Supplemental Retirement Contribution Account. The Participant’s Supplemental Retirement Contribution Account under the Equifax 2005 Executive Deferred Compensation Plan (EDCP) shall become fully vested and nonforfeitable and payable in accordance with the terms of the EDCP.

(g) Coordination with Other Severance Benefits. If a Participant becomes entitled to benefits under the Plan after already receiving severance benefits for a termination that did not, at the time, constitute a CIC Qualifing Termination, only the net incremental benefits (if any) shall be provided under the Plan. For example, it is possible that a Participant will incur a Separation from Service prior to the effective date of a Change in Control and will become entitled to severance benefits under another plan or agreement and then the Separation from Service will become a CIC Qualifying Termination due to the occurrence of a subsequent Change in Control. In that event, the amounts and benefits to which the Participant is entitled under the Plan will be the incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which the Participant became entitled and received under any separate plan or agreement that did not relate to a Change in Control.

4.03 Section 409A.

(a) To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 4.03 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Corporation that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.

(b) The Corporation does not, however, assume the liability for any taxes associated with Section 409A. The Corporation, the Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. However, following the occurrence of a Change in Control, the Corporation shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the Severance Benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).

(c) The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each separate payment that is made within 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than 2-1⁄2 months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.03(f) below.

(d) It is intended that each lump sum payment made pursuant to Section 4.02(b), shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.

(e) To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

(f) To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.

(g) To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year.

4.04 Enforcement Costs. Except as provided in Section 6.06(c), each party shall bear its own costs and expenses, including legal fees, that may be incurred in enforcing its respective rights under this Plan.

4.05 Code Section 280G.

(a) A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

(b) The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c) All determinations under this Section 4.05 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Corporation. The Corporation will direct the Accounting Firm to submit any determination it makes under this Section 4.05 and detailed supporting calculations to both the Participant and the Corporation as soon as reasonably practicable following the Change in Control or the CIC Qualifying Termination, as applicable.

(d) If the Accounting Firm determines that one or more reductions are required under this Section 4.05, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Corporation shall pay such reduced amount to the Participant. To the extent any order of reduction of Payments is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.

(e) As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.05, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Corporation, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Corporation unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Corporation of that determination and the Corporation will promptly pay the amount of that underpayment to the Participant without interest.

(f) The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.05. For purposes of making the calculations required by this Section 4.05, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

4.06 Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.

ARTICLE FIVE

AMENDMENT AND TERMINATION

Subject to the next sentence, the Committee in all respects shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participants in the manner specified in Section 6.10, or (ii) during the CIC Period.

ARTICLE SIX

MISCELLANEOUS

6.01 Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.

6.02 Administrator Authority.

(a) The Administrator will administer the Plan and have the full authority to accomplish that purpose, including, without limitation, the authority to:

(i) resolve all questions relating to the eligibility of Participants;

(ii) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii) engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(vi) resolve all questions of fact relating to any matter for which it has administrative responsibility.

(b) The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.

(c) Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter.

6.03 Claims and Appeals Procedure.

(a) With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (k) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (k) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.

(b) A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.

(c) The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial ninety (90) day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.

(d) If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason(s) for the denial; a specific reference to the Plan provision(s) on which the denial is based; a description of additional information necessary for the claimant to perfect his or her claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to arbitration under Section 6.06 after all of the Plan’s review procedures have been satisfied.

(e) The claimant shall have sixty (60) days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial sixty (60) day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.

(f) Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.

(g) The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason(s) for the denial and adverse determination; a reference to the specific Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and a statement regarding the claimant’s right to arbitration under Section 6.06.

(h) If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to arbitration under Section 6.06.

(i) Any claim that is filed in arbitration must be filed within two (2) years of the later of the date the Participant received the Severance Benefit or the date of the relevant Participant’s Separation from Service. Any claim filed in arbitration after the applicable time frame stated above will be void.

6.04 Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.

6.05 Expenses. All Plan administration expenses shall be paid by the Corporation.

6.06 Arbitration of Disputes.

(a) Any dispute, claim or controversy arising under or in connection with this Plan and a Participant’s right to Severance Benefits that is not resolved under Section 6.03, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in Atlanta, Georgia. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be one arbitrator, mutually selected by the Corporation and Participant from a list of arbitrators provided by the AAA within 30 days of receipt by respondent of the demand for arbitration. If the

Corporation and Participant cannot mutually agree on an arbitrator within 30 days, then the parties shall request that the AAA appoint the arbitrator and the arbitrator shall be appointed by the AAA within 15 days of receiving such request. The parties agree that the Federal Arbitration Act, 9 U.S.C. §1 et seq. and the AAA Employment Arbitration Rules shall apply to the interpretation and enforcement of this Plan. The place of arbitration shall be Atlanta, Georgia. The arbitratror shall have the right to review the dispute, claim or controversy on a de novo basis and shall not be limited to the record of appeal.

(b) The parties shall request, and use reasonable business efforts to insure that the arbitration commences within 45 days after the appointment of the arbitrator; that the arbitration shall be completed within 60 days of commencement; and that the arbitrator’s award shall be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c) The arbitrator may award any form of relief permitted under this Plan and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator may award reasonable attorneys’ fees to Participant if the Participant prevails on at least one material issue in the arbitration. The Corporation shall pay all expenses of any arbitration (other than the expenses of Participant’s counsel, except to the extent provided in the preceding sentence). The award shall be in writing and shall state the reasons for the award.

(d) The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Plan. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

6.07 Successors.

(a) This Plan shall bind any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Failure of the Corporation to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Corporation, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Section 4.02.

(b) The Plan shall inure to the benefit of and be binding upon and enforceable by the Corporation and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after incurring a CIC Qualifying Termination and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s estate, provided that in all cases the Participant’s beneficiary or estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.

6.08 Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

6.09 References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.

6.10 Notices. and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Corporation, the Board or the Administrator shall be directed to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the Corporation.

6.11 Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters.

6.12 Plan Year. The records of the Plan shall be maintained on the basis of the Corporation’s fiscal year, which is the calendar year.

6.13 No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.

6.14 Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

6.15 Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and the Code, the Plan will be construed and enforced according to the laws of the State of Georgia, without giving effect to the conflict of laws principles thereof.

6.16 Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.

6.17 Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.

6.18 Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

6.19 Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Corporation and the Participants under Article Four and Sections 6.03 and 6.06 through 6.19 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

Exhibit A

Form of Release1

SEPARATION AND RELEASE AGREEMENT

1. Separation Date. I, [Insert Employee’s name], hereby acknowledge that my employment by Equifax Inc. (together with its subsidiaries, the “Company”) has ended as of [Insert Date] (the “Termination Date”).

2. Severance Benefits. In exchange for the Company’s receipt of this Separation and Release Agreement (the “Release”) signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 12 herein within seven (7) days after signing it, the Company will provide to me the severance benefits described in the Equifax Inc. Change in Control Severance Plan (the “Plan”) on the terms and conditions set forth therein (the “Severance Benefits”). I agree and acknowledge that the Severance Benefits constitute payments or benefits to which I would not be entitled if I did not sign or did revoke this Release. The Company acknowledges that I am entitled to the Accrued Obligations as defined in the Plan irrespective of whether I execute the Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.

3. Release of Claims.

a. General Release. In consideration of the Severance Benefits, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all Released Parties from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, arising out of my employment with any of the Released Parties or the ending of such employment. The matters released include any claim arising under Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Fair Credit Reporting Act; the Civil Rights Acts of 1866, 1870, 1871, and 1991; Title II of the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act of 1988; the Occupational Safety and Health Act of 1970; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act of 1936; the National Labor Relations Act of 1935; the Uniformed Services Reemployment Rights Act of 1994; the Georgia Equal Employment for Persons with Disabilities Code, O.C.G.A. §§ 34-6A-1 to 34-6A-6 (prohibiting discrimination on the account of disability); the Georgia Sex Discrimination in Employment Law, O.G.C.A. §§ 34-5-1 to 34-5-7; the City of Atlanta Fair Private Employment Ordinance, Atlanta, Ga. Code of Ordinances §§ 94-110 to 94-121; [Insert any additional laws as appropriate at the Termination Date], all

[1]

NTD: The Parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution. If the release is due after the executive’s death, the Company will revise and provide for a comparable release by his estate or beneficiaries.

of the foregoing as amended; any other federal, state or local law, regulation or ordinance regulating employment discrimination, wages, hours and working conditions, or other worker protections; or any other federal, state or local statutory or common law where I was employed or resided pertaining to employment relations, my employment or the termination of my employment, including any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for unpaid salary (other than as due in the ordinary course in a final paycheck); severance pay, bonus or similar benefit; sick leave; pension or retirement; vacation pay (other than as due in the ordinary course in a final paycheck) or holiday pay; equity compensation; car allowance; life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability.

For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under, or in concert with, any of them.

b. Unknown Claims. I understand and agree that the claims released in Paragraph 3.a include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 3.a. I understand that I may hereafter discover facts different from what I now believe to be true that, if known, could have materially affected my willingness to execute and the terms of this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.

c. Exclusions from Release.

1. Certain Exclusions. Notwithstanding the foregoing, the Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans or to the Accrued Obligations; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment claims) or arising after the date I sign this Release; and/or (d) any actions to enforce this Release or to receive the Severance Benefits.

2. Indemnification. The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the governing documents of the Company and any affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director, officer, employee or agent of the Company or any affiliated company; provided, however, that (i) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification or coverage in a particular matter, and (ii) the Company retains any defenses it may have to such indemnification or coverage.

4. No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim; I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding; and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release. This Release does not prohibit or prevent me from engaging in activities that are not waivable and are protected by applicable federal or state laws. Further, nothing in this Release or other policies or contracts covering me prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from receiving an award for information provided to any government agency. I have been advised that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.

5. Release Negotiations Confidential. I represent and agree that I will keep the details of negotiation with respect to this Release completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I am not required to maintain the confidentiality of the negotiations to the extent the Company publicly discloses the details of such negotiations.

6. Continuing Obligations. Except as otherwise permitted by Paragraph 4 above or in the Restrictive Covenants (as defined in the Plan), I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, provided that I may respond to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I further acknowledge and reaffirm my continuing obligations with respect to the Restrictive Covenants, all of which remain in full force and effect.

7. Return of Company Property. I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control; that I will have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites including those that I developed or helped to develop during my employment; and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, I have been advised that I may retain my address book to the extent it contains only contact information and that the Company will reasonably cooperate with me at to the transfer of my cell phone number.

8. Entire Agreement. Except as referenced in Paragraph 6 above, this Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than the general benefit plans under which I am a participant and any outstanding equity awards from the Company. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.

9. Governing Law; Arbitration. This Release shall be governed by and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of law principles. I acknowledge that I previously agreed, pursuant to Section 6.06 of the Plan, to arbitrate any claim under or in connection with the Plan, and I acknowledge and affirm that such provision survives my termination from employment with the Company. For clarification, but not limitation, I further acknowledge and agree that any controversy or claim arising out of or in any way relating to this Release or the breach thereof shall also be settled by final and binding arbitration, consistent with the terms, procedures, and exceptions set forth in Section 6.06 of the Plan. I understand and agree that this arbitration provision shall not apply to claims brought in a court of competent jurisdiction by either me or any Released Party to compel arbitration under this provision, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims that may be prosecuted in an arbitration by me or any Released Party.

10. Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.

11. Review Period; Revocation. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least [twenty-one (21)]2 days to decide whether I wish to execute this Release. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Revocation Period”), and that the Release shall not become effective until the end of that Revocation Period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age

[2]	NTD: To be revised when necessary, and any other OWBPA provisions added.

Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was entitled without providing this Release. If I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day Revocation Period as follows: via facsimile or hand-delivery to [                    ] at Equifax Inc., [                    ] or by facsimile number [                    ]. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes.

12. Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.

13. No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

14. Headings; Interpretation. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof. References in this Release to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

15. Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.

16. Automatic Revocation. If the Company determines my cessation of employment is to be treated as for “Cause” either at or after the Termination Date (where permitted by the Plan) and acts upon such determination in a manner materially adverse to me, this Release, if already executed, is automatically revoked retroactively, and neither party is obligated by it.

17. Timely Execution. To receive the Severance Benefits, I must sign this Release on or after my Separation Date, and return it to the Company within [twenty-one (21) days] after my Separation Date, as follows: hand delivery or first-class mail to [                                        ] or by facsimile number [                            ].

Signatures on Following Page

EMPLOYEE’S ACCEPTANCE OF RELEASE

I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given [twenty-one (21)] days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future that I did not consider prior to signing this Release.

Date:
[Insert Employee’s Name]

Accepted:
Equifax Inc.

By:
[Name]
[Title]

Exhibit B

Change In Control Severance Plan—Restrictive Covenants

In consideration for participation in the Plan, the Participant agrees to the following Restrictive Covenants.

1. Definitions. For the purposes of these Restrictive Covenants, the following capitalized terms shall be defined as follows:

A. “Business” means:

1. For individuals who work in or perform work for the U.S. Information Solutions (USIS) business unit (or any division of Equifax performing the following functions or providing the following services/products): Consumer information solutions in the United States, including: consumer credit reporting and scoring; identity management services; fraud detection and modeling services; decisioning software services that facilitate and automate consumer credit-oriented decisions; portfolio management services; mortgage reporting; property data and analytics; consumer financial marketing services; identity and fraud solutions solving for fraud detection and identity verification; wealth and asset data solutions; cross channel attribution products; and business information solutions, including business marketing and risk data compilation, business credit reporting and scoring, and related portfolio analytics.

2. For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Employment and income verification services, including identity and fraud solutions; unemployment claims management; social security number verification; identity authentication; employment-based tax credit services; payroll-based transaction services; human resources-related analytics; and management of assessments, onboarding and I-9 compliance of new hires.

3. For individuals who work in or perform work for the Global Consumer Solutions business unit (or any division of Equifax performing the following functions or providing the following services/products): Credit scores and monitoring; debt and household financial management; and identity theft products and related product features delivered to consumers via on-line and off-line distribution channels, including through indirect channels.

4. For individuals who work in or perform work for the International business unit (or any division of Equifax performing the following functions): consumer and/or credit information reporting, scoring and related information solutions; credit monitoring; decisioning software services that facilitate and automate consumer credit-oriented decisions; identity and fraud solutions; and consumer or commercial financial marketing services.

B. “Competitive Tasks” means the same or similar tasks that Participant performed on behalf of the Company during Participant’s last twelve (12) months of employment.

C.

“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential (such third party to be referred to as the “Third Party”), including, but not limited to, information provided to the Company by its licensors, suppliers, or Customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any Third Party, (iii) pricing information, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, licensors, suppliers, Customers, or any Third Party, including, but not limited to, Customer lists compiled by the Company, and Customer information compiled by the Company, and (vi) information concerning the Company’s or the Third Party’s financial structure and methods and procedures of operation, including, but not limited to, processes for crafting and using equipment. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating these Restrictive Covenants or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

D. “Contact” means any interaction that takes place in the last twelve (12) months of Participant’s employment with the Company and is between Participant and a Customer:

1. With whom Participant dealt on behalf of the Company;

2. Whose dealings with the Company were coordinated or supervised by Participant;

3. About whom Participant obtained Trade Secrets or Confidential Information in the ordinary course of business as a result of Participant’s work performed on behalf of the Company; or

4. Who purchases products or services from the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant.

E. “Customer” means any person or entity to whom the Company has sold its products or services or directly solicited to sell its products or services.

F. “Company Worker” means any person who (i) was employed by the Company at the time Participant’s employment with the Company ended, and (ii) remains employed by the Company during the Restricted Period.

G. “Enterprise Competitors” means the following companies, as well as any successor entities: Experian; TransUnion; LexisNexis; Dun & Bradstreet; Fair Isaac Corporation; Acxiom; and CBC Companies.

H. “Equifax” or the “Company” means Equifax Inc. and its subsidiary and/or affiliate companies.

I. “Restricted Competitors” means the following companies, as well as any successor entities:

1. For individuals who work in or perform work for the U.S. Information Solutions (USIS) business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.1. above): Experian; TransUnion; LexisNexis; Dun & Bradstreet; Fair Isaac Corporation; CBCInnovis; CoreLogic; Acxiom; Verisk Analytics; LifeLock; Neustar; and Nielsen.

2. For individuals who work in or perform work for the Workforce Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.2. above):

a. Verification services: CoreLogic; Credco; CBCInnovis; Interthinx; Kroll; LexisNexis; Experian; TransUnion; Lifelock; IDology and Credit Plus.

b. Unemployment claims management: Corporate Cost Control; Employer’s Unity; Employer’s Edge; Thomas & Company; and Ernst & Young.

c. Tax-credit services: ADP; First Advantage; Ernst & Young; PWC; and SuccessFactors.

d. Workforce analytics: Ernst & Young; ADP; HealthEfx; Tango; and Unify HR.

e. I-9 solutions: TrackerCorp; ADP; LawLogix; HireNow; HireRight;and Form I-9.

f. Compliance Center solutions: Kenexa; Taleo; Workday; Silk Road; iCIMS; Ultimate Software; and ADP.

3. For individuals who work in or perform work for the Global Consumer Solutions business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.3. above): Experian; TransUnion; One Technologies; Credit Karma; Credit Sesame; Intuit (Mint); CSID; Lifelock; Intersections; and Affinion.

4. For individuals who work in or perform work for the International business unit (or any division of Equifax performing the functions or providing the services/products listed in Paragraph 1.A.4. above): Experian; TransUnion; Fair Isaac Corporation; and Dun & Bradstreet.

An entity will not be construed as a Restricted Competitor if Participant did not work in or perform work in the prior twelve (12) months for the particular business unit that competes with the entity in question. For instance, if Participant works exclusively for the verification services sub-unit of the Workforce Solutions business unit in the prior twelve (12) months, then the list of Restrictive Competitors for Participant shall only be those entities listed in Paragraph 1(I)(2)(a).

J. “Restricted Period” means the time period during Participant’s employment with the Company, and for twelve (12) months after Participant’s employment with the Company ends.

K. “Trade Secrets” means the Company’s trade secrets as defined by applicable statutory or common law.

2. Acknowledgments. Participant acknowledges that:

A. Equifax is engaged in the Business as defined in Paragraph 1.A.;

B. Participant’s position is a position of trust and responsibility with Equifax and will provide Participant with continued access to Confidential Information, Trade Secrets, and/or valuable information concerning employees and Customers of the Company;

C. the Trade Secrets and Confidential Information, and the relationship between Equifax and each of its employees and Customers, are valuable assets of Equifax;

D. Equifax’s competitors, including, but not limited to, the Enterprise Competitors and the Restricted Competitors, will obtain an unfair advantage if Participant (i) discloses Confidential Information or Trade Secrets to the Company’s competitors, (ii) uses Confidential Information or Trade Secrets on behalf of any entity that competes with the Company, or (iii) exploits the relationships Participant develops on behalf of the Company during his or her employment to solicit Customers or Company Workers on behalf of any entity that competes with Equifax and in violation of these Restrictive Covenants; and

E. the restrictions contained in these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Participant’s right to work or earn a living in the event Participant’s employment with the Company ends.

3. Trade Secrets and Confidential Information.

A.	Participant agrees that he or she will not:

1.

Either during or for a period of five (5) years after Participant’s employment with Equifax, use or disclose the Confidential Information for any purpose other than the performance of duties in the Business on behalf of the Company, except as authorized in writing by Equifax, and Participant shall not use or disclose Trade Secrets indefinitely;

2.

During Participant’s employment with Equifax, use or disclose (a) any confidential information or trade secrets of any Third Party, or (b) any works of authorship developed in whole or in part by Participant for any Third Party, unless authorized in writing by the Third Party; or

3.

upon the conclusion of Participant’s employment with the Company for any reason retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Participant’s possession or control, unless instructed to do so in writing by Equifax.

B.

Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

C.

Nothing in these Restrictive Covenants should be construed to impair Participant’s rights to communicate with, or participate in an investigation by, a government agency, or from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees.

4. Non-Competition with Enterprise Competitors. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks on behalf of any of the Enterprise Competitors. Participant acknowledges that he/she has authority over and/or will gain Trade Secrets and Confidential Information regarding multiple areas of the Business. Because the Enterprise Competitors compete with most or all of the Company’s Business, Participant agrees that the Company has a legitimate interest in preventing Participant from performing Competitive Tasks on behalf of any business unit of the Enterprise Competitors.

5. Non-Competition with Restricted Competitors or Other Entities. During the Restricted Period, Participant will not, except as authorized in writing by Equifax’s Chief Executive Officer or his or her delegate, perform Competitive Tasks within the United States on behalf of any of the Restricted Competitors or perform Competitive Tasks in competition with the Business on Participant’s own behalf or on behalf of any other person or entity, in the territory where the employee is working at the time of termination. This restriction is limited to a prohibition on working on Participant’s own behalf or on behalf of any other person or entity (or a recognized division or department thereof) that competes with the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax; this restriction does not prevent Participant from working exclusively for a recognized division or department of another entity, that does not compete with the area(s) of the Business for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax.

6. Non-Solicitation of Customers. During the Restricted Period, Participant will not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with those offered by the area(s) of the Business in which Participant worked or for which Participant performed work during Participant’s last twelve (12) months of employment with Equifax. The restrictions set forth in this Section apply only to

Customers with whom Participant had Contact. Nothing in this Section shall be construed to prohibit Participant from soliciting any Customer of the Company for the purpose of selling or providing any products or services: (a) to a Customer that has terminated its business relationship with the Company (for reasons other than being solicited or encouraged by Participant to do so), or (b) competitive with a product line or service line the Company no longer offers.

7. Non-Solicitation of Company Workers. During the Restricted Period, Participant will not, directly or indirectly, on his or her behalf or on behalf of others, solicit any Company Worker whom Participant supervised during his or her last year of employment, directly or indirectly, or with whom Participant regularly worked during his or her last year of employment to terminate his or her employment relationship with Equifax.

8. Non-Disparagement. Participant acknowledges and agrees that Participant will not, either during employment or at any time thereafter, disparage or induce or encourage others to disparage, Equifax or any of its directors or executive officers.

9. Work Product. Except as set forth in a separate written agreement executed by a corporate executive officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs that either relate to Equifax’s business or actual or demonstrably anticipated research or development or result from any work performed by Participant for Equifax (hereinafter collectively called “Inventions”) are the property of Equifax. Inventions shall not include any intellectual property the assignment of which to Equifax would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy, such as Delaware Code Annotated, Title 19, § 805, Illinois Revised Statutes, Chapter 140, §§ 301-303, Kansas Statutes Annotated, §§ 44-130, Minnesota Statutes Annotated, § 181.78, North Carolina General Statutes, §§ 66-57.1, 66-57.2, Utah Code Annotated, §§ 34-39-2, 34-39-3, or Washington Revised Code Annotated, §§ 49.44.140, 49.44.150. Participant will cooperate in applying for patents, trademarks or copyrights on all Inventions as Equifax requests, and agrees to assign and hereby does assign those patents, trademarks, copyrights and/or all other intellectual property rights to Equifax. Any works of authorship created by Participant in the course of Participant’s duties are subject to the “Work for Hire” provisions contained in sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. Accordingly, all rights, title and interest to copyrights in all works of authorship which have been or will be prepared by Participant within the scope of Participant’s employment (hereinafter collectively called the “Works”), shall be the property of Equifax. Participant further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Equifax the copyrights to any Works, Participant shall assign and hereby does assign to Equifax all rights, title and interest to copyrights which Participant may have in the Works. Participant shall disclose to Equifax all Works and will execute and deliver all applications for registration, registrations, and further documents relating to the copyrights to the Works. Participant shall provide such additional assistance as Equifax may deem necessary and desirable to assign the Works or Inventions to Equifax and/or secure Equifax title to the patents, trademarks, copyrights and/or all other intellectual property rights in the Works or Inventions, including the appointment of Equifax as its agent to effect for such purposes. To the extent that any preexisting rights are embodied or reflected in the Works or Inventions, Participant grants to Equifax an irrevocable, perpetual, non-exclusive, world-wide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights; and (ii) authorize others on Equifax’s behalf to do any or all of the foregoing, and Participant warrants that he or she has full and unencumbered authority to grant such a license. The confidentiality requirements of the preceding paragraphs of these Restrictive Covenants will apply to all of the above.

10. Return of Company Property/Materials. Upon the termination of Participant’s employment for any reason or upon Equifax’s request at any time, Participant shall immediately return to Equifax all of Equifax’s property, including, but not limited to, any mobile/smart phone, tablet, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer or vendor lists existing in any format), rolodexes, tapes, laptop computer, software, computer files, external data device, marketing and sales materials, information relating to work done for Equifax or that Participant obtained as a result of working for Equifax (including such information residing on Participant’s personal computer, e-mail account, external data device, or mobile/smart phone) and any other property, record, document, or piece of equipment belonging to Equifax. Participant will not retain and shall provide to Equifax any copies of Equifax’s property, including any copies existing in electronic form. To the extent that Participant cannot return copies of Equifax property (such as files existing on Participant’s home computer or personal e-mail account), then Participant shall provide a copy of the file to Equifax (including all available Metadata) and then permanently delete the file (unless otherwise instructed in writing to preserve it by Equifax). The obligations contained in this Section shall also apply to any property that belongs to a third party, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers. If Participant has any questions regarding his/her obligations to return and not to retain Company property, then Participant is obligated to contact Participant’s direct supervisor (as of the end of Participant’s employment) to obtain guidance.

11. Post-Employment Disclosure. During the Restricted Period, Participant shall provide a copy of these Restrictive Covenants to persons and/or entities for whom Participant works or consults as an owner, partner, joint venturer, employee, or independent contractor. If, during the Restricted Period, Participant agrees to work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, then Participant shall provide Equifax before Participant’s first day of work or consultation with such person’s or entity’s name, the nature of such person’s or entity’s business, Participant’s job title, and a general description of the services Participant will provide.

12. Injunctive Relief. If Participant breaches these Restrictive Covenants, Participant agrees that:

A. Equifax would suffer irreparable harm;

B. it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Equifax; and

C. if Equifax seeks injunctive relief to enforce these Restrictive Covenants, Participant will waive and will not assert any defense that Equifax has an adequate remedy at law with respect to the breach.

Nothing contained in these Restrictive Covenants shall limit Equifax’s right to any other remedies at law or in equity.

13. Independent Enforcement. Each of the covenants set forth herein shall be construed as covenants independent of: (a) any agreements other than these Restrictive Covenants; or (b) any other covenants in these Restrictive Covenants, and the existence of any claim or cause of action by Participant against Equifax, whether predicated on these Restrictive Covenants or otherwise, regardless of who was at fault and regardless of any claims that either Participant or Equifax may have against the other, shall not constitute a defense to the enforcement by Equifax of the covenants set forth herein. Equifax shall not be barred from enforcing the restrictive covenants set forth herein by reason of any breach of: (a) any other part of these Restrictive Covenants; or (b) any other agreement with Participant.

14. Computer Authorization. Participant agrees that Participant is not authorized to use Equifax’s computer system or any of Equifax’s IT hardware or software for any purpose in actual or contemplated competition with Equifax. This includes but is not limited to: (a) transferring information relating to Equifax’s Business from Equifax’s system, hardware, or software to an external device or account for the purpose of using, disclosing, or retaining such information after the end of Participant’s employment; or (b) deleting information relating to Equifax’s Business from Equifax’s system, hardware, or software in advance of the end of Participant’s employment with Equifax.

15. Compliance with Federal and State Law. Participant acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax, and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary to perform Participant’s duties for Equifax, Participant will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.) and any state credit reporting statutes.

16. Misuse of Data. Participant agrees that any unauthorized disclosure of confidential codes, system access instructions or file data, intentional alteration or destruction of data, or unauthorized access or updating of Participant’s own or any other files can lead to immediate termination and federal prosecution under the Fair Credit Reporting Act, the Counterfeit Access Device and Computer Fraud and Abuse Act, or prosecution under other state and federal laws. Should Participant ever be approached by anyone to commit unauthorized or illegal acts or to disclose confidential materials or data, Participant will immediately report this directly to Equifax management.

17. Waiver. Equifax’s failure to enforce any provision of these Restrictive Covenants shall not act as a waiver of that or any other provision. Equifax’s waiver of any breach of these Restrictive Covenants shall not act as a waiver of any other breach.

18. Severability. The provisions of these Restrictive Covenants are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, then the unenforceable element of the provision (or, failing that, the entire provision) shall be severed from these Restrictive Covenants. The remaining provisions and any partially enforceable provisions shall remain in full force and effect. Equifax states specifically that Paragraphs 4 and 5 above shall not restrict the right of a lawyer to practice after termination. Rather, for any lawyer agreeing to these Restrictive Covenants, Paragraphs 4 and 5 shall not apply to Competitive Tasks involving the practice of law.

19. No Strict Construction. If there is a dispute about the language of these Restrictive Covenants, the fact that one Party drafted these Restrictive Covenants shall not be used in its interpretation.

20. Successors and Assigns. These Restrictive Covenants shall be assignable to, and shall inure to the benefit of, Equifax’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Equifax’s stock or assets, and shall be binding upon Participant. Participant shall not have the right to assign his or her rights or obligations under these Restrictive Covenants. The covenants contained in these Restrictive Covenants shall survive cessation of Participant’s employment with the Company, regardless of who causes the cessation or the reason for the cessation.